May 5, 2014

TO:	All Stockholders (Addressed Individually)
SUBJECT:	Report from the President

At the Bank

Accepting the Baton

When Al DelliBovi announced his formal retirement at our March 2014 Board meeting after more than two decades as president of the Federal Home Loan Bank of New York, he ceremoniously handed me a baton to mark the beginning of my tenure as president of the cooperative. It is a symbol, and a role, I accept with great honor, not only given the outstanding individual who preceded me, but the important mission of the institution I have the duty to lead. As a symbol, the baton represents transition, but also continuity. The mission of the Federal Home Loan Bank of New York has not changed. In March, our purpose was to act as a reliable source of funding for our members. That is still our purpose today, and will be what drives us tomorrow.

FHLBNY Announces 1Q14 Operating Highlights

In my first official report to members, I am proud to state that your cooperative is off to a strong start this year. On April 28th, we announced our operating highlights for the first quarter of 2014. After an excellent fourth quarter to close out 2013, we have kept our momentum going through the start of 2014. Our net income for the quarter was $75.4 million, an increase of 7.7 percent from the first quarter of 2013. And our continued focus on advances resulted in $87.7 billion in liquidity flowing through communities across New Jersey, New York, Puerto Rico and the U.S. Virgin Islands during the first quarter.

Systemwide Advances Growth

It is worthy to note that the FHLBNY finished 2013 with the highest level of advances in the Federal Home Loan Bank System. We also finished the year as the largest Home Loan Bank in terms of total assets. In what we believe to be a very good sign for the entire System, our cooperative had the third-highest advances-to-assets ratio in the System in 2013, and the top three Home Loan Banks in this regard all had ratios above 70 percent. Additionally, total Systemwide advances grew by 17.1 percent in 2013. Higher levels of advances means a stronger System, and higher ratios of advances-to-assets means a safer System, as well.

In Washington

Senate Banking Committee Continues Work on the Housing Finance Reform and Taxpayer Protection Act of 2014

As a former member and community banker, I know how important Home Loan Bank advances are to financial institutions of all sizes. And as the debate over the future of housing finance continues, policymakers should look to both the strength and structure of the Federal Home Loan Bank System as a real-time working example of housing finance done right.

On April 29th, the Senate Banking Committee began the scheduled mark-up of the Housing Finance Reform and Taxpayer Protection Act of 2014 (S. 1217).  But after brief opening remarks by Chairman Tim Johnson (D-SD) and Ranking Member Mike Crapo (R-ID), the mark-up was adjourned – subject to the call of the chairman – without consideration of the 100 amendments that had been filed earlier in the week.  Chairman Johnson and Ranking Member Crapo indicated that, while they had enough votes to approve the bill on April 29th, they believed a short recess of several days would provide an opportunity to work with Senators and secure additional favorable votes. “There continues to be important discussions to build a larger coalition supporting the bill,” Chairman Johnson said.

The Housing Finance Reform and Taxpayer Protection Act builds on the bipartisan foundation of the Corker-Warner bill proposed last summer.  As policymakers continue to work on the bill, the Home Loan Banks remain part of discussions designed to collect and incorporate the best possible ideas for a new, workable and sustainable housing finance system. I know this is of no surprise to our members, as without the Home Loan Banks, it would be more difficult for financial institutions to make loans to families, farms and businesses, and credit would be less available and more expensive. As housing finance reform moves forward in the 113th Congress, we must all continue to remind policymakers that the Federal Home Loan Bank model has worked for local lenders of all sizes and many types in all economic conditions everywhere in the nation.

A Working Cooperative

We have a dedicated and talented team at the FHLBNY, and I am delighted to lead it. We are fully committed to minimizing our risks, maintaining a high-quality investment portfolio and executing on our vital mission: to advance housing opportunities and local community development by maximizing the capacity of our community-based member lenders to serve their markets. This has not changed. At the FHLBNY, our focus is sharp and our team is strong. And I look forward to working with all of you to make our cooperative even stronger.

Sincerely,

José R. González
President and CEO

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.